Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-141336, 333-141337, 333-149813, 333-158102, 333-165563, 333-172889, 333-172890, 333-180122, 333-180123, 333-188643, 333-196000, 333-204387, 333-204388, 333-211476, 333-225016, 333-232847 on Form S-8 and 333-221729 on Form S-3 of our report dated November 26, 2019, relating to the consolidated financial statements and financial statement schedule listed in Item 15(a)(2) of Air Products and Chemicals, Inc. and subsidiaries, and the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Air Products and Chemicals, Inc. for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 26, 2019